UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 8, 2007

(Date of earliest event reported)

1st Pacific Bancorp

(Exact name of registrant as specified in its charter)

California	000-52436	20-5738252
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

9333 Genesee, Suite 300

SAN DIEGO, CALIFORNIA 92121

(Address of principal executive offices)

(858) 875-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2007, 1st Pacific Bancorp (“Bancorp”) and its wholly-owned subsidiary, 1st Pacific Bank of California (the “Bank”, and together with Bancorp, the “Company”) entered into an Employment Agreement (the “Agreement”) with their Chief Executive Officer (“CEO”) and President, Mr. A. Vincent Siciliano, for an initial term ending December 31, 2011, unless extended by mutual written agreement by the parties prior to June 30, 2011, to December 31, 2012. Pursuant to the Agreement, Mr. Siciliano is to receive a base salary of $255,000 per year until December 31, 2008, at which time his base salary will increase by 4% per year for the remainder of the term of the Agreement. Pursuant to the Agreement, Mr. Siciliano is to receive a grant of 10,000 shares of Bancorp’s restricted stock and options, subject to performance criteria, to purchase 40,000 shares of Bancorp’s common stock, all pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan. Also, pursuant to the Agreement, Mr. Siciliano will participate in the Senior Executive Bonus Plan  (as described below) and will receive use of an automobile and other customary employee benefits, including, but not limited to, expense reimbursement, life insurance and vacation time.

Pursuant to the Agreement, if Mr. Siciliano is terminated for any reason other than specific reasons listed in the Agreement (such listed reasons including for example willful breach, habitual neglect, malfeasance, or illegal conduct) or if Mr. Siciliano resigns for Good Cause (as defined in the Agreement), he is entitled to receive (i) an amount equal to his annual base salary for 24 months, (ii) any incentive compensation he would have earned under the Senior Executive Bonus Plan had he remained employed on the date such compensation was paid under the Senior Executive Bonus Plan, (iii) title to the automobile of which he received use, (iv) a payout of all accrued but unused vacation, (v) 12 monthly payments equal to the Company’s monthly defined contribution for medical benefits and (vi) continuation of non-medical benefits for a period of 12 months. All such payments are conditional upon the execution of a general release. If Mr. Siciliano is terminated for certain specific reasons specified in the Agreement, he is entitled to receive only his base salary, benefits and payout of all accrued but unused vacation due to him through the date of his termination. Also pursuant to the Agreement, Mr. Siciliano is entitled to certain payments upon a change of control of the Company if the surviving entity does not retain him.

The description of the Agreement herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.

On November 15, 2007, the Board of Directors (the “Board”) of  the Company, adopted a Senior Executive Bonus Plan  designed to compensate senior executive management based on the Company’s financial results as compared to a preselected  peer group of regional banks. The Senior Executive Bonus Plan was initially developed by the Company’s Compensation Committee (the “Committee”) in consultation with senior executives of the Company eligible to participate in the Senior Executive Bonus Plan, independent directors of the Company not serving on the Committee, and experts in the area of community banking executive compensation and community banking financial performance.

The Senior Executive Bonus Plan will use the following three criteria for peer group comparisons based on year-end financial results as published in the Federal Financial Institution Examination Council, Uniform Bank Performance Reports: (i) return on average total equity (“ROAE”), (ii) core deposits as a percentage of total deposits (“CDs”) and (iii) annual rate of growth of loans not held for sale (“LNHFS”). Prior to the first day of each fiscal year, the Board will select weighting parameters and payout criteria that may reduce or increase payouts in order to better align the Senior Executive Bonus Plan incentives with the Company’s strategic objectives. The Senior Executive Bonus Plan will begin awarding points for each of the three criteria when the Company’s financial performance exceeds the minimum established peer group thresholds for one  or more of the three selected criteria. Each of the three criteria will be assigned a multiplier, the sum of which will equal 100%, that will be used in calculating the total Senior Executive Bonus Plan payout.

For the 2008 performance period, the minimum payout threshold will be at the 33rd percentile of the peer group for each of the three criteria, while the maximum threshold will be at the 90th percentile. If the minimum payout threshold is met, the minimum payout will be set at $200,000 and increased as additional payout levels are achieved.

The CEO will determine each senior executive’s share of the payout, however, the CEO’s share may not exceed a predetermined fraction of the payout. Additionally, the Committee will have the right to review the CEO’s proposed payouts in advance. If additional senior executives become participants in the Senior Executive Bonus Plan, the total Senior Executive Bonus Plan payout and the CEO’s maximum share of the payout will be adjusted according to the number of Senior Executive Bonus Plan participants.

The description of the Senior Executive Bonus Plan herein is only a summary and is qualified in its entirety by the outline of the Plan approved by the Board of Directors of the Company at its meeting on November 15, 2007, which is filed as an exhibit hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement by and among Bancorp, the Bank and A. Vincent Siciliano dated October 26, 2007.

	10.2	The Senior Executive Bonus Plan dated November 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Pacific Bancorp

Date: November 15, 2007	By:	/s/ James H. Burgess
James H. Burgess
Executive Vice President
Chief Financial Officer
Principal Accounting Officer